Exhibit 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-01569, 333-13943, 333-20005, 333-24615, 333-64203, 333-65211, 333-67511, 333-87905 and 333-105733) and Form S-8 (File Nos. 333-02329, 333-13481, 333-65193, 333-65221, 333-65223, 333-85549, 333-85574 and 333-105734) of New Plan Excel Realty Trust, Inc. of our report dated March 3, 2003, except for the effects of the discontinued operations transactions described in Note 24, which is as of December 19, 2003, relating to the financial statements and financial statement schedules as of December 31, 2002 and 2001, and for each of the three years ended December 31, 2002, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 22, 2003